Exhibit 99.1

ADTRAN ANNOUNCES THE DEPARTURE OF EXECUTIVE

HUNTSVILLE, Ala. – (BUSINESS WIRE)—January 29, 2007— ADTRAN, Inc. (NASDAQ:ADTN) today announced that Danny J. Windham, President, Chief Operating Officer and director of the Company, will be leaving the Company effective February 12, 2007 to become the Chief Executive Officer of Digium, Inc., headquartered in Huntsville, Ala. Mr. Windham will also be resigning from ADTRAN’s Board of Directors. ADTRAN currently holds an equity interest in Digium.

“We have benefited from Danny’s contributions and thank him for his years of service to our Company. We wish him great success in his new position,” Tom Stanton, ADTRAN’s Chief Executive Officer said.

ADTRAN, Inc. is one of the world’s most successful network access equipment suppliers, with an 18-year history of profitability and a portfolio of more than 1,400 solutions for use in the last mile of today’s telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2005. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT:

Jim Matthews

Senior Vice President/CFO

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Gayle Ellis

256-963-8220